Exhibit 23.4

Consent of Solomon Partners Securities, LLC

We hereby consent to the inclusion of our opinion letter, dated December 11, 2023, to the Special Committee of the Board of Directors of Sirius XM Holdings, Inc. (“Sirius XM Holdings”) as Annex E to the proxy statement/notice/prospectus/information statement included in the Registration Statement on Form S-4 of Liberty Sirius XM Holdings Inc. (the “Registration Statement”), and all references to such opinion letter in the sections entitled “Questions and Answers—For Holders of Sirius XM Common Stock”, “Risk Factors—Factors Relating to the Transactions”, “The Proposed Transactions—Background of the Transactions”, “The Proposed Transactions—Sirius XM Holdings’ Reasons for the Merger—Recommendation of the Sirius XM Holdings Special Committee”, “The Proposed Transactions—Opinion of Financial Advisor to the Special Committee” and “The Proposed Transactions—Sirius XM Holdings Financial Projections” of the proxy statement/notice/prospectus/information statement which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above–mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to, in whole or in part, in any registration statement (including any subsequent amendments to the above–mentioned Registration Statement), proxy statement/notice/prospectus/information statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, or as such term is used in, the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

/s/ SOLOMON PARTNERS SECURITIES, LLC
SOLOMON PARTNERS SECURITIES, LLC

New York, New York

January 29, 2024